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                              [IRIDIUM LETTERHEAD]


PRESS RELEASE

FOR IMMEDIATE RELEASE
March 1, 1999

       IRIDIUM LLC RELEASES STATEMENT ON STATUS OF FINANCING ARRANGEMENTS
                                 (NASDAQ; IRID)

      IRIDIUM LLC TODAY ISSUED THE FOLLOWING STATEMENT IN RESPONSE TO INQUIRIES REGARDING THE COMPANY'S FINANCING ARRANGEMENTS:

      Iridium is aggressively addressing the challenges related to the initial rollout of service. In doing so, we are committed to working very closely with our lenders and will continue to keep them informed of the company's ongoing progress.

      At this point, Iridium has not engaged in any discussions regarding the modification of the subscriber and revenue targets contained in the company's $800 million Senior Secured Credit Agreement. However, with current projections showing that initial delays with Iridium's global service rollout will likely cause the company to fall short of the first quarter target numbers, we do expect that we will be working with our banks to modify these milestones going forward. This is not an indication of how Iridium will fare in the months ahead, nor does it affect the company's ability to meet its debt payment obligations. We believe our banks will agree and will continue to support the Iridium program.

      It is important to note that the causes of the delays in Iridium's subscriber ramp-up have not been associated with the level of market demand for our product, which we believe to be strong, but rather with distribution problems such as shortages of phones, pagers and fully-trained sales channels.

      Iridium is encouraged by the progress in resolving these distribution issues. The Iridium system is providing an excellent level of service worldwide. Customers in the industrial and government markets, who are presently evaluating the service, are providing us highly positive feedback and we believe they will be significant customers of Iridium satellite

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[IRIDIUM LOGO]

   phones and pagers. Both product manufacturers, Motorola and Kyocera, are now shipping subscriber equipment and are capable of meeting market demand. And we expect that, as more service providers begin actively selling Iridium products and services over the next few weeks, Iridium's presence in the market will increase.

      Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66-low earth orbiting satellites, combined with terrestrial cellular systems, enables subscribers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ: IRID) is the public investment vehicle of Iridium LLC.

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      This release contains forward-looking statements, including statements regarding projected revenues and subscribers, equipment availability and the company's ability to meet its financial obligations. These forward-looking statements are based on a number of assumptions and actual results may be materially different from those expressed or implied by such statements. For a description of factors that may cause results for Iridium to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of Iridium World Communications Ltd. (Nasdaq: IRID).

   Iridium is a registered trademark and service mark of Iridium LLC (C) 1999